UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1–K/A

ANNUAL REPORT PURSUANT TO REGULATION A

OF THE SECURITIES ACT OF 1933

For the six-month transition period ended June 30, 2022

Commonwealth Thoroughbreds LLC

(Exact name of issuer as specified in its charter)

Delaware	84-2528036
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

101 West Loudon Ave, Suite 210, Lexington, Kentucky 40508

(Full mailing address of principal executive offices)

(323) 378 5554

(Issuer’s telephone number, including area code)

www.joincommonwealth.com

(Issuer’s website)

Series LLC Interests*

(Title of each class of securities issued pursuant to Regulation A)

(*Certain Series LLC Interests have been qualified under Reg. A but have not been issued)

EXPLANATORY NOTE

Commonwealth Thoroughbreds LLC, a Delaware series limited liability company (the “Company”) is amending its Transition Report on Form 1-K for the six-month transition period ended June 30, 2022 originally filed on April 5, 2023 (the “Transition Report”) to include audited financial statements for each of the Company’s current series of units of limited liability company interest and to update the related financial disclosures.

The Transition Report was filed to implement the change of the fiscal year of Commonwealth Thoroughbreds LLC from December 31 to June 30, effective as of April 1, 2023, as announced in the Company’s Current Report on Form 1-U filed on March 29, 2023.

COMMONWEALTH THOROUGHBREDS LLC

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this Transition Report includes some statements that are not historical and that are considered “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of the Company, Commonwealth Markets, Inc. (the “Manager”), each Series of the Company and the Commonwealth Platform (defined below); and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards, and interpretations). These forward-looking statements express the Manager’s expectations, hopes, beliefs, and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Transition Report are based on current expectations and beliefs concerning future developments that are difficult to predict. Neither the Company nor the Manager can guarantee future performance, or that future developments affecting the Company, the Manager or the Commonwealth Platform will be as currently anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks, including the following:

●	Investing in Thoroughbreds is a speculative venture and highly susceptible to changes in market conditions.
●	Injury, infertility, or death of a Thoroughbred in which our Series owns an interest could diminish revenue and net asset values.
●	Initially there will be no public market for the resale of the units of ownership interest in our Series (“Units”), and no such public market may ever develop.
●	Subscribers must be eligible to be licensed to own racehorses if licensure may be required by state racing commissions.
●	Lack of diversification.

These risks and uncertainties, along with others, are also described under “Risk Factors” in our Offering Circular filed with the Securities and Exchange Commission on January 25, 2023. Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Use of Terms

Except as otherwise indicated by the context and for the purposes of this Transition Report on Form 1-K only (the “Transition Report”), references in this Report to “we,” “us,” “our,” “Commonwealth Thoroughbreds,” “our company,” or the “Company” refer to Commonwealth Thoroughbreds LLC, a Delaware series limited liability company.

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ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Commonwealth Thoroughbreds LLC is a Delaware series limited liability company formed on June 12, 2019. The Company’s manager is Commonwealth Markets Inc., a Delaware corporation. The Company aims to provide horse racing enthusiasts with the opportunity for greater involvement in the sport by enabling them to acquire a diversified portfolio of equity interests in Thoroughbreds and equine assets through the Commonwealth Platform, our website and related proprietary application.

Our principal objective is to acquire interests in Thoroughbreds with the pedigree, conformation, and athletic potential to compete successfully, thereby creating opportunities to generate revenue, provide long and short-term capital appreciation, and ultimately distribute Series Revenue to equity investors in the series that hold the underlying equine assets. “Series Revenue” means the cash received by the Series from racing, breeding, and asset sale activities.

Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the consolidated financial statements and accompanying footnotes presented in Item 7 “Financial Statements.”

Operating Results

See Consolidated Statements of Operations in the Consolidated Financial Statements sections for details of each Series’ operating results for the periods discussed below.

For the Six Months Ended June 30, 2022 and 2021

During the second half of 2021, eight Series offerings were qualified, four Series held initial or final closings of their offerings, and one Series terminated its offering when the designated Thoroughbred was sold in a claiming race before the Series admitted any members. During the six month ended June 30, 2022, the Company conducted two Series offerings. Additionally, the Company completed the offerings for Series Swing Shift, Series I Got A Gal, and Series We The People.

Revenues

Revenues are generated at the Series level. During the six-month periods ended June 30, 2022 and 2021, the Company generated $1,194,843 and $0 in revenues, respectively. Race earnings for the first six months of 2022 were attributed to:

Series Name	Underlying Asset	Race Earnings
Series I Got A Gal	I Got A Gal	$6,441
Series Country Grammer	Country Grammer	1,150,475
Series We The People	We The People	33,026
Series Swing Shift	Swing Shift	4,901
Total		$1,194,843

Operating Expenses

The Company incurs legal, accounting and compliance expenses to set up the legal and financial framework and compliance infrastructure for the marketing and sale of the offerings by its Series. During the six-month periods ended June 30, 2022 and 2021, these organizational expenses totaled $53,229 and $128,416, respectively. These organizational expenses were recorded as operating expenses by the Company and as a corresponding capital contribution by the Manager. The Manager will be entitled to receive an organizational fee equal to 3.0% of the proceeds received from the initial offering of each Series of Units as reimbursement for organizational expenses.

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The Company also incurs racehorse management, general and administrative and depreciation expenses. In general, racehorse management expenses represent the pro rata portion of the Series Thoroughbred’s training, boarding, healthcare, travel and insurance expenses that each Series pays to our racing stable co-manager, based on the Series’ ownership interest. During the six-month periods ended June 30, 2022 and 2021, racehorse management expenses totaled $154,903 and $34,325, respectively. General and administrative expenses totaled $1,302 and $3,411, respectively. Depreciation expenses totaled $23,264 and $7,012 respectively.

During the six-months ended June 30, 2022, the Company had a gain on sale of Thoroughbred asset relating to Country Grammer of $244,000 compared to $0 during the corresponding period of 2021.

As a result of operations, the Company generated net income (net of income tax) of $881,295 for the six months ended June 30, 2022 after incurring a net loss of $173,625 during the corresponding period of 2021.

For the Years Ended December 31, 2021 and 2020

During the fiscal year ended December 31, 2021, eight Series of the Company were qualified under the Offering Statements. Of these, Series Country Grammer, Series I Got A Gal, Series Pine Valley, and Series Steinbeck closed in 2021. Series Steinbeck’s only asset, Steinbeck, was subsequently claimed in a claiming race and sold for the $30,000 claiming price.

Revenues

Revenues are generated at the Series level. During the fiscal years ended December 31, 2021 and December 31, 2020, the Company generated $23,830 and $0 in revenues, respectively. Race earnings in 2021 were attributed to:

Series Name	Underlying Asset	Race Earnings
Series I Got A Gal	I Got A Gal	$14,636
Commonwealth	Biko	7,102
Series Steinbeck	Steinbeck	1,177
Series Pine Valley	Pine Valley	915
Total		$23,830

Most of the Company’s other Thoroughbreds have begun racing, and we expect additional Series to generate revenues in 2022.

Operating Expenses

During the fiscal years ended December 31, 2021 and December 31, 2020, the company incurred organizational expenses totaling $226,477 and $87,883, respectively. These organizational expenses were recorded as operating expenses by the Company and as a corresponding capital contribution by the Manager.

The Company also incurred racehorse management, general and administrative, loss on disposal of thoroughbred assets and depreciation expenses. During the fiscal years ended December 31, 2021 and December 31, 2020, racehorse management expenses totaled $85,018 and $35,637, respectively. General and administrative expenses totaled $7,101 and $4,201, respectively. Loss on disposal of thoroughbred assets totaled $21,216 and $0, respectively. Depreciation expenses totaled $38,935 and $10,393, respectively.

As a result of operations, the Company incurred net losses in the years ended December 31, 2021 and December 31, 2020 of $356,629 and $138,610, respectively.

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Liquidity and Capital Resources

See Consolidated Balance Sheets in the Consolidated Financial Statements section for details of each Series’ financial condition as of June 30, 2022 and December 31, 2021.

As of June 30, 2022, the Company had $1,577,384 in cash, and current financial liabilities including $55,174 of accounts payable, $119,512 of accrued fees to related party, $2,184 of accrued interest, accrued income taxes $324,000, accrued distributions of 9,772, and $3,833 of notes payable.

As of December 31, 2021, the Company had $112,069 in cash, and current financial liabilities including $41,753 of accounts payable, $1,335 of accrued interest and $48,335 of notes payable. The proceeds from the note were used by a related party to acquire Thoroughbred assets to be assigned to its Series (see Note 2 to the Consolidated Financial Statements for further details). As of December 31, 2020, the Company had $8,017 in cash, and no financial liabilities other than a $27,500 note payable and $539 of associated accrued interest used to acquire a Thoroughbred.

From inception, the Company has financed its own business activities and those on behalf of its Series through capital contributions from the Manager or its affiliates. The Company and each Series expect to continue to have access to ample capital financing from the Manager going forward. Until such time as the Series have the capacity to generate cash flows from operations, the Manager may cover any deficits through additional capital contributions or the issuance of additional Units in any individual Series.

Each Series will repay any loans used to acquire its underlying asset, plus accrued interest, with proceeds generated from the closing of the offering of the Series. No Series will have any obligation to repay a loan incurred by the Company to purchase an underlying asset for another Series. To the extent a Series repays less then all of a loan and acquires a smaller interest in a Thoroughbred, the Company will transfer the residual interest in the Thoroughbred in repayment of the loan.

Plan of Operations

During the first six months of 2022, no additional Series were qualified, and three Series held initial or final closings of their offerings during the period. Eight Series were qualified, and four Series held initial or final closings of their offerings during the 2021 fiscal year.

The Company plans to launch additional offerings, the proceeds from which will be used to acquire additional Thoroughbred assets. In doing so, the Company intends to continue its relationships with WinStar and other racing operations. The Company also intends to continue engaging in racing, sales, and breeding activities, the commencement of which will depend on the stage of development and training of Thoroughbreds when they are acquired. We intend these activities will generate revenues for each Series to cover, in whole or in part, the ongoing post-closing operating expenses of the Series. However, a Thoroughbred racing and breeding business is subject to numerous risks, and there can be no assurance that the Thoroughbred assets of any series will produce sufficient revenue to cover its operating expenses, much less fund distributions to its Unit holders. See “Cautionary Statement Regarding Forward-Looking Statements.”

A substantial portion of the proceeds from each Offering will be used to establish reserves to cover boarding, training, medical and other operating expenses until such time as the series would be able to generate racing revenue sufficient to cover these ongoing operations. For additional information regarding the payment of Operating Expenses, see “Business – Operating Expenses.”

Trend Information

For a description of the Thoroughbred industry, including trends that could affect the financial condition and operations of each series of the Company, see the “Thoroughbred Industry” section of this Transition Report, starting on page 17.

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ITEM 7. FINANCIAL STATEMENTS

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Commonwealth Thoroughbreds LLC

7

Report of Independent Auditors

Manager

Commonwealth Thoroughbreds LLC

Lexington, Kentucky

Opinion

We have audited the consolidated financial statements of Commonwealth Thoroughbreds LLC, and each listed Series, which comprise the consolidated balance sheets as of June 30, 2022 and December 31, 2021, the related consolidated statements of operations, changes in member’s equity, and cash flows for the six months ended June 30, 2022, and the related notes to the consolidated financial statements (collectively, the financial statements)

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Commonwealth Thoroughbreds LLC and each listed Series as of June 30, 2022 and December 31, 2021, and the results of their operations and their cash flows for the six months ended June 30, 2022 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Commonwealth Thoroughbreds LLC and each listed Series and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About Commonwealth Thoroughbreds LLC’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that Commonwealth Thoroughbreds LLC and each listed Series will continue as a going concern. As discussed in Note 1 to the financial statements, Commonwealth Thoroughbreds LLC has suffered recurring losses from operations and has stated that substantial doubt exists about the Company’s and each listed Series’ ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Emphasis of Matter

The Company has changed the presentation of its financial statements in the accompanying financial statements to reflect individual Series’ results in a consolidating format. This change in presentation did not significantly change the total consolidated results reflected in the June 30, 2022 financial statements noted in our report dated April 4, 2023.

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Manager

Commonwealth Thoroughbreds LLC

Report of Independent Auditors, continued

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Commonwealth Thoroughbreds LLC’s and each listed Series ability to continue as a going concern within one year after the date that the financial statements are issued or available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

● Exercise professional judgment and maintain professional skepticism throughout the audit.

● Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

● Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Commonwealth Thoroughbreds LLC’s and each listed Series internal control. Accordingly, no such opinion is expressed.

● Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

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Manager

Commonwealth Thoroughbreds LLC

Report of Independent Auditors, continued

Auditor’s Responsibilities for the Audit of the Financial Statements, continued

● Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Commonwealth Thoroughbreds LLC’s and each listed Series ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

Lexington, Kentucky

June 28, 2023

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COMMONWEALTH THOROUGHBREDS LLC

Consolidated Balance Sheet as of June 30, 2022

Series	Country Grammer	I Got a Gal	Steinbeck	Pine Valley	Swing Shift	We The People	Commonwealth	Consolidated
Assets
Current Assets
Cash	$1,413,727	$89,044	$11,638	$13,582	$26,790	$22,603	$-	$1,577,384
Accounts receivables	-	2,654	-	-	2,312	20,848	-	25,814
Advance-related party	26,250	-	-	-	-	-	-	26,250
Other current assets	-	171	-	-	-	-	-	171
Total Current Assets	1,439,977	91,869	11,638	13,582	29,102	43,451	-	1,629,619
Long-term Assets
Thoroughbred assets, net	15,328	37,459	-	14,621	49,992	24,524	-	141,924
Total Assets	$1,455,305	$129,328	$11,638	$28,203	$79,094	$67,975	$-	$1,771,543

Liabilities and Member’s Equity
Current Liabilities
Accounts payable	$20,519	$5,835	$1,290	$986	$4,296	$1,952	$20,296	$55,174
Accrued fees - related party	97,122	5,584	-	-	10,880	2,648	3,278	119,512
Accrued distributions	-	-	9,772	-	-	-	-	9,772
Accrued income taxes	322,500	-	-	-	-	1,500	-	324,000
Accrued interest – related party	-	850	-	-	-	-	1,334	2,184
Notes payable – related party	-	3,833	-	-	-	-	-	3,833
Total Current Liabilities	440,141	16,102	11,062	986	15,176	6,100	24,908	514,475
Member’s Equity
Membership interest	15,439	6,243	10,844	8,271	18,050	9,319	759,960	828,126
Subscription in series, net	77,232	112,130	38,771	32,182	70,734	47,988	-	379,037
Retained earnings (deficit)	922,493	(5,147)	(49,039)	(13,236)	(24,866)	4,568	(784,868)	49,905
Total Member’s Equity	1,015,164	113,226	576	27,217	63,918	61,875	(24,908)	1,257,068
TOTAL LIABILITIES AND MEMBER’S EQUITY	$1,455,305	$129,328	$11,638	$28,203	$79,094	$67,975	$-	$1,771,543

See accompanying report of independent auditors and notes to the consolidated financial statements.

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COMMONWEALTH THOROUGHBREDS LLC

Consolidated Balance Sheet as of December 31, 2021

Series	Country Grammer	I Got a Gal	Steinbeck	Pine Valley	Commonwealth	Consolidated
Assets
Current Assets
Cash	$37,634	$39,150	$12,925	$14,722	$7,638	$112,069
Accounts receivables	-	14,636	2,422	-	3,541	20,599
Other current assets	-	171	-	-	-	171
Total Current Assets	37,634	53,957	15,347	14,722	11,179	132,839
Long-term Assets
Thoroughbred assets, net	36,846	46,273	-	17,328	1,752	102,199
Total Assets	$74,480	$100,230	$15,347	$32,050	$12,931	$235,038

Liabilities and Member’s Equity
Current Liabilities
Accounts payable	$3,788	$3,830	$2,174	$984	$30,977	$41,753
Accrued interest - related party	-	469	-	-	866	1,335
Notes payable – related party	-	25,835	-	-	22,500	48,335
Total Current Liabilities	3,788	30,134	2,174	984	54,343	91,423
Member’s Equity
Membership interest	15,439	6,243	10,844	8,271	712,926	753,723
Subscription in series, net	77,232	61,296	38,771	32,182	-	209,481
Retained earnings (deficit)	(21,979)	2,557	(36,442)	(9,387)	(754,338)	(819,589)
Total Member’s Equity	70,692	70,096	13,173	31,066	(41,412)	143,615
TOTAL LIABILITIES AND MEMBER’S EQUITY	$74,480	$100,230	$15,347	$32,050	$12,931	$235,038

See accompanying report of independent auditors and notes to the consolidated financial statements.

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COMMONWEALTH THOROUGHBREDS LLC

Consolidated Statement of Operations for the Six-Month Period Ended June 30, 2022

Series	Country Grammer	I Got a Gal	Steinbeck	Pine Valley	Swing Shift	We The People	Commonwealth	Consolidated

Revenues	$1,150,475	$6,441	$-	$-	$4,901	$33,026	$-	$1,194,843
Operating Expenses
Racehorse management	124,485	4,481	796	1,142	5,681	14,950	3,368	154,903
Legal and professional fees	-	-	-	-	18,050	9,319	25,860	53,229
General and administrative	-	-	-	-	-	-	1,302	1,302
Depreciation	3,018	8,814	-	2,707	6,036	2,689	-	23,264
Total Operating Expenses	127,503	13,295	796	3,849	29,767	26,958	30,530	232,698
Operating Income/(Loss)	1,022,972	(6,854)	(796)	(3,849)	(24,866)	6,068	(30,530)	962,145
Interest expense	-	(850)	-	-	-	-	-	(850)
Gain on sale of thoroughbred asset	244,000	-	-	-	-	-	-	244,000
Pre-tax income (loss)	1,266,972	(7,704)	(796)	(3,849)	(24,866)	6,068	(30,530)	1,205,295
Income tax expense	(322,500)	-	-	-	-	(1,500)	-	(324,000)
Net Income / (Loss)	$944,472	$(7,704)	$(796)	$(3,849)	$(24,866)	$4,568	$(30,530)	$881,295

Income (loss) Per Membership Interest
Basic	$486	$(3)	$(1)	$(5)	$(21)	$4	n/a	n/a
Weighted Average Membership Interest
Basic	1,942	2,754	1,023	823	1,181	1,266	n/a	n/a

Net Gain (Loss) Per Unit:
Basic	n/a	n/a	n/a	n/a	n/a	n/a	n/a	$17,626
Weighted average number of units outstanding:
Basic	n/a	n/a	n/a	n/a	n/a	n/a	n/a	50

See accompanying report of independent auditors and notes to the consolidated financial statements.

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COMMONWEALTH THOROUGHBREDS LLC

Consolidated Statement of Operations for the Six-Month Period Ended June 30, 2021 (Unaudited)

Series*

Revenues	$-
Operating Expenses
Racehorse management	34,325
Legal & professional fees	128,416
General and administrative	3,411
Depreciation	7,012
Total Operating Expenses	173,164
Operating Income/(Loss)	(173,164)
Interest expense	(461)
Pre-tax loss	(173,625)
Income tax benefit	-
Net Loss	$(173,625)

Income (loss) per Membership Interest
Basic	n/a

Weighted Average Membership Interests
Basic	n/a

Net Gain (Loss) Per Unit:
Basic	(3,473)

Weighted Number of Units Outstanding:
Basic	50

*No Series existed during the period.

See accompanying report of independent auditors and notes to the consolidated financial statements.

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COMMONWEALTH THOROUGHBREDS LLC

Consolidated Statement of Cash Flows for the Six-Month Period Ended June 30, 2022

Series	Country Grammer	I Got a Gal	Steinbeck	Pine Valley	Swing Shift	We The People	Commonwealth	Consolidated
Operating Activities
Net income / (loss)	$944,472	$(7,704)	$(796)	$(3,849)	$(24,866)	$4,568	$(30,530)	$881,295
Adjustments to reconcile net loss to net cash provided by (used in) operations:
Gain on sale of thoroughbred asset	(244,000)	-	-	-	-	-	-	(244,000)
Member contribution	-	-	-	-	-	-	10,000	10,000
Depreciation	3,018	8,814	-	2,707	6,036	2,689	-	23,264
Increase (decrease) in cash due to changes in:
Operating assets and liabilities	410,103	19,952	1,538	2	2,020	(14,748)	(3,430)	415,437
Net cash provided by (used in) operating activities:	1,113,593	21,062	742	(1,140)	(16,810)	(7,491)	(23,960)	1,085,996

Investing Activities
Purchase of thoroughbred assets	-	-	-	-	(56,064)	(27,213)	-	(83,277)
Proceeds from sale of thoroughbred asset	262,500	-	-	-	-	-	-	262,500
Net cash (used in) provided by investing activities	262,500	-	-	-	(56,064)	(27,213)	-	179,223

Financing Activities
Payments on notes payable – related parties	-	(22,002)	-	-	-	0	(10,000)	(32,002)
Subscriptions received in series, net	-	50,834	-	-	81,614	47,988	-	180,436
Distributions	-	-	(2,029)	-	-	-	-	(2,029)
Member contributions	-	-	-	-	18,050	9,319	26,322	53,691
Net cash provided by (used in) financing activities	-	28,832	(2,029)	-	99,664	57,307	16,322	200,096

Net cash increase (decrease) for the period	1,376,093	49,894	(1,287)	(1,140)	26,790	22,603	(7,638)	1,465,315
Cash at beginning of period	37,634	39,150	12,925	14,722	-	-	7,638	112,069
Cash at end of period	$1,413,727	$89,044	$11,638	$13,582	$26,790	$22,603	$-	$1,577,384

Distribution accrued	$-	$-	$9,772	$-	$-	$-	$-	$9,772
Series closing fees – accrued	-	-		-	10,880	-	-	10,880
Debt forgiveness	-	-	-	-		-	12,500	12,500

See accompanying report of independent auditors and notes to the consolidated financial statements.

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COMMONWEALTH THOROUGHBREDS LLC

Consolidated Statement of Cash Flows for the Six-Month Period Ended June 30, 2021 (Unaudited)

Series*
Operating Activities
Net loss	$(173,625)
Adjustments to reconcile net loss to net cash provided by (used in) operations:
Member contribution	96,304
Depreciation	7,012
Increase (decrease) in cash due to changes in:
Operating assets and liabilities	461
Net cash provided by (used in) operating activities:	(69,848)

Financing Activities
Member contributions	71,174
Net cash provided by financing activities	71,174

Net cash increase (decrease) for the period	1,326
Cash at beginning of period	8,017
Cash at end of period	$9,343

Thoroughbred assets obtained through notes payable	$127,123

*No Series existed during the period.

See accompanying report of independent auditors and notes to the consolidated financial statements.

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COMMONWEALTH THOROUGHBREDS, LLC

Consolidated Statement of Changes in Member’s Equity for the Six-Month Period Ended June 30, 2022

	Series	Country Grammer	I Got a Gal	Steinbeck	Pine Valley
Balance January 1, 2022	Membership Interest	$15,439	$6,243	$10,844	$8,271
	Member Contribution	-	-	-	-
Balance June 30, 2022	Membership Interest	$15,439	$6,243	$10,844	$8,271

Balance January 1, 2022	Subscription in Series, net	$77,232	$61,296	$38,771	$32,182
	Subscriptions received in series, net of offering expenses	-	50,834	-	-
Balance June 30, 2022	Subscription in Series, Net	$77,232	$112,130	$38,771	$32,182

Balance January 1, 2022	Retained Earnings (Deficit)	$(21,979)	$2,557	$(36,442)	$(9,387)
	Net Income (loss)	944,472	(7,704)	(796)	(3,849)
	Distributions	-	-	(11,801)	-
Balance June 30, 2022	Retained Earnings (Deficit)	$922,493	$(5,147)	$(49,039)	$(13,236)

Balance January 1, 2022	Total Member’s Equity	$70,692	$70,096	$13,173	$31,066
	Changes noted above	944,472	43,130	(12,597)	(3,849)
Balance June 30, 2022	Total Member’s Equity	$1,015,164	$113,226	$576	$27,217

See accompanying report of independent auditors and notes to the consolidated financial statements.

17

COMMONWEALTH THOROUGHBREDS LLC

Consolidated Statement of Changes in Member’s Equity for the Six-Month Period Ended June 30, 2022, continued

	Series	Swing Shift	We The People	Commonwealth	Consolidated
Balance January 1, 2022	Membership Interest	$-	$-	$712,926	$753,723
	Member Contribution	18,050	9,319	47,034	74,403
Balance June 30, 2022	Membership Interest	$18,050	$9,319	$759,960	$828,126

Balance January 1, 2022	Subscription in Series, net	$-	$-	$-	$209,481
	Subscriptions received in series, net of offering expenses	70,734	47,988	-	169,556
Balance June 30, 2022	Subscription in Series, Net	$70,734	$47,988	$-	$379,037

Balance January 1, 2022	Retained Deficit	$-	$-	$(754,338)	$(819,589)
	Net Income (loss)	(24,866)	4,568	(30,530)	881,295
	Distribution	-	-	-	(11,801)
Balance June 30, 2022	Retained Deficit	$(24,866)	$4,568	$(784,868)	$49,905

Balance January 1, 2022	Total Member’s Equity	$-	$-	$(41,412)	$143,615
	Changes noted above	63,918	61,875	16,504	1,113,453
Balance June 30, 2022	Total Member’s Equity	$63,918	$61,875	$(24,908)	$1,257,068

See accompanying report of independent auditors and notes to the consolidated financial statements.

18

COMMONWEALTH THOROUGHBREDS LLC

Consolidated Statement of Changes in Member’s Equity for the Year Ended December 31, 2021

	Series	Country Grammer	I Got a Gal	Steinbeck	Pine Valley	Commonwealth	Consolidated
Balance January 1, 2021	Membership Interest	$-	$-	$-	$-	$463,409	$463,409
	Member Contribution	15,439	6,243	10,844	8,271	249,517	290,314
Balance December 31, 2021	Membership Interest	$15,439	$6,243	$10,844	$8,271	$712,926	$753,723

Balance January 1, 2021	Subscription in Series, net	$-	$-	$-	$-	$-	$-
	Subscriptions received in series, net of offering expenses	77,232	61,296	38,771	32,182	-	209,481
Balance December 31, 2021	Subscription in Series, Net	$77,232	$61,296	$38,771	$32,182	$-	$209,481

Balance January 1, 2021	Retained Earnings (Deficit)	$-	$-	$-	$-	$(462,960)	$(462,960)
	Net Income (loss)	(21,979)	2,557	(36,442)	(9,387)	(291,378)	(356,629)
Balance December 31, 2021	Retained Earnings (Deficit)	$(21,979)	$2,557	$(36,442)	$(9,387)	$(754,338)	$(819,589)

Balance January 1, 2021	Total Member’s Equity	$-	$-	$-	$-	$449	$449
	Changes noted above	70,692	70,096	13,173	31,066	(41,861)	143,166
Balance December 31, 2021	Total Member’s Equity	$70,692	$70,096	$13,173	$31,066	$(41,412)	$143,615

See accompanying report of independent auditors and notes to the consolidated financial statements.

19

COMMONWEALTH THOROUGHBREDS LLC

Notes to Consolidated Financial Statements

NOTE 1 - NATURE OF OPERATIONS

Description of Organization and Business Operations

Commonwealth Thoroughbreds LLC (the “Company” or “Commonwealth”) is a Delaware series limited liability company formed on June 12, 2019 and headquartered in Lexington, Kentucky. The Company’s fiscal year was December 31. On March 29, 2023, the Company changed its fiscal year end to June 30. As part of the fiscal year end change, the Company has included audited financial statements for the six-month June 30, 2022 period and unaudited financial statements for the comparative 2021 period. Commonwealth Markets Inc. is the sole owner of units of membership interest of the Company. The Company was formed to engage in the business of acquiring and managing Thoroughbred racehorses and related equine breeding and sales activities. The Company has created and expects to continue to create several separate Series of membership interests (the “Series” or “Series”), different Thoroughbred assets will be owned by separate Series, and the assets and liabilities of each Series will be separate in accordance with Delaware law. Investors will acquire units of membership interest (“Units”) of a Series and will be entitled to share in the return of that particular Series but will not be entitled to share in the return of any other Series.

Commonwealth Markets Inc. (the “Manager”), a Delaware corporation formed on January 10, 2019, is a technology and marketing company that operates the Commonwealth Platform and App (“the Platform”). The Manager manages the Company, the assets owned by the Company and the assets of each Series.

The Company intends to sell Units in several separate and individual Series of the Company. Investors in any Series acquire a proportional share of the assets, income and liabilities pertaining to a particular Series. The Manager has the authority to conduct the ongoing operations of each Series in accordance with the Company’s limited liability company agreement, as amended and restated from time to time (the “Operating Agreement”). Unit holders have only the limited voting and management rights provided in the Operating Agreement or required by law.

Going Concern and Capital Resources

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

From inception, the Company has financed business activities through capital contributions from the Manager or its affiliates and incurred operating losses at the Company and Series level. The Company and each Series expect to continue to have access to ample capital financing from the Manager going forward. Until such time as the Series have the capacity to generate cash flows from operations, the Manager may cover any deficits through additional capital contributions or the issuance of additional Units in any individual Series. In addition, parts of the proceeds of future offerings may be used to create reserves for future operating expenses for individual Series at the sole discretion of the Manager.

The Company’s and Series’ ability to continue depends upon management’s plan to raise additional funds, capital contributions from the Manager and the ability to consistently maintain profitable operations. These factors, among others, raise substantial doubt about the ability of the Company and each listed Series to continue as a going concern for a reasonable period of time. The consolidated financial statements do not include any adjustments that might be necessary if the Company or any listed Series are not able to continue as a going concern.

Offerings

The Company’s offerings are described in the Offering Circular included in the Offering Statement on Form 1-A attached hereto. Proceeds from the offerings will be used to repay the respective loans or options used to acquire the Thoroughbred assets (See Notes 2 and 3) and pay for other offering related fees and expenses. These will include a fee of $10,000 plus 1% of the amount raised in the offering (excluding any Units purchased by the Manager or its affiliates) payable to the clearing broker upon completion of the offering.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of management, all adjustments considered necessary for the fair presentation of the financial statements for the periods presented have been included.

Any offerings that close of the date of the financial statements are issued under Tier 2 of Regulation A and qualified under an offering statement. As such, upon the closing of the Series, separate financial statements are presented for each such Series, and each is consolidated in the financial statements of the Company after eliminating inter-company balances and transactions, If any. In the consolidated financials, the Commonwealth column includes all transactions non-series related including legal, travel, organization and Commonwealth Thoroughbreds share of racehorse expenses like percentage of offerings not closed and horses that have not been series offered.

In the attached consolidated financial statements, the Company has changed its presentation from previously filed financial statements. Each Series’ net financial position, operating results and cash flows are now presented separately. The consolidated results have changed from the results previously filed on April 5, 2023 for the June 30, 2022 period as presented below. The results for the six-month period ended June 30, 2021 did not contain any Series activities.

20

COMMONWEALTH THOROUGHBREDS LLC

Notes to Consolidated Financial Statements, continued

	As Previously Reported	Adjustments	As Restated
Total Assets	$1,780,202	$(8,659)	$1,771,543
Total Liabilities	512,055	2,420	514,475
Member’s Equity	1,268,147	(11,079)	1,257,068
Revenue	1,199,200	(4,357)	1,194,843
Net Income	892,374	(11,079)	881,295

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near-term due to one or more future confirming events. Accordingly, the actual results could differ significantly from Company estimates.

Risks and Uncertainties

The Company and each listed Series have a limited operating history. The Company’s business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company’s and each listed Series financial condition and the results of their operations.

Cash

The Company considers short-term, highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of funds held in the Company’s checking account.

Offering Expenses

Offering Expenses relate to the offering for a specific Series and consist of underwriting, legal, accounting, escrow, compliance, filing and other expenses incurred through the balance sheet date that are directly related to a proposed offering and will generally be charged to member’s equity upon the completion of the proposed offering. Offering expenses that are incurred prior to the closing of an offering for that Series are being funded by the Manager and will generally be reimbursed through the proceeds of the offering related to the Series. The Manager has agreed to limit the reimbursement of offering expenses by each Series to no more than 10% of the offering proceeds. Should the proposed offering prove to be unsuccessful, these costs, as well as additional expenses to be incurred, will be charged to the Manager.

In addition to the discrete offering expenses related to a particular Series, the Manager has also incurred legal, accounting and compliance expenses to set up the legal and financial framework and compliance infrastructure for the marketing and sale of all subsequent offerings. The Manager will receive an Organizational Fee equal to 3.0% of the proceeds received from the offering of each Series of units as reimbursement for these expenses.

Operating Expenses

Operating expenses related to a particular horse include stabling, training, insurance, transportation (other than the initial transportation from the horse’s location to the Manager’s boarding facility prior to the offering, which is treated as an “Acquisition Expense”, as defined below), maintenance, annual audit and legal expenses and other equine-specific expenses as detailed in the Manager’s Allocation Policy. The Company distinguishes between pre-closing and post-closing operating expenses. Operating Expenses are expensed as incurred.

Except as disclosed with respect to any future Series offering, expenses of this nature that are incurred prior to the closing of an offering of Series are funded by the Manager and are not reimbursed by the Company, Series or economic members. These are accounted for as capital contributions by the Manager for expenses related to the business of the Company or a Series.

Upon closing of an offering, a Series becomes responsible for these expenses and finances them either through revenues generated by a Series or available cash reserves at the Series. Should revenues or cash reserves not be sufficient to cover operating expenses the Manager may (a) pay such operating expenses and not seek reimbursement, (b) loan the amount of the operating expenses to the Series at a reasonable rate of interest and be entitled to reimbursement of such amount from future revenues generated by the Series (“Operating Expenses Reimbursement Obligation(s)”), and/or (c) cause additional units to be issued in order to cover such additional amounts.

Operating expenses incurred prior to the offering’s closing will have been borne by the Manager and not reimbursed.

21

COMMONWEALTH THOROUGHBREDS, LLC

Notes to Consolidated Financial Statements, continued

Thoroughbred Assets

Thoroughbred assets are recorded at cost. The cost of the Thoroughbred includes the purchase price, including any deposits paid by the Manager, the Sourcing Fee, Brokerage Fee and “Acquisition Expenses”, including transportation of the asset to the Manager’s stables, pre-purchase medical examinations, pre-offering expenses, and other costs detailed in the Manager’s Allocation Policy.

The Brokerage Fee and Sourcing Fee are paid from the proceeds of any successfully closed offering. Should an offering be unsuccessful, these expenses do not occur. During the six months ended June 30, 2022, the Company conducted two offerings: Series Swing Shift and Series We The People.

Acquisition Expenses related to a particular Series are initially funded by the Manager but may be reimbursed with the proceeds from an offering related to the Series, to the extent described in the applicable offering document. Acquisition Expenses are capitalized into the cost of the horse. Should a proposed offering prove to be unsuccessful, the Company will not reimburse the Manager and these expenses will be accounted as capital contributions.

Depreciation is provided using the straight-line method based on useful lives of the asset. Thoroughbred assets are depreciated using the straight-line method over 36 months with no estimated salvage value. A horse is treated as placed in service upon its acquisition by the Company.

The Company reviews the carrying value of Thoroughbred assets for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the use of the property, and the effects of health, demand, competition, and other economic factors.

Income Taxes

The separate Series have elected and qualify to be taxed as a corporation under the Internal Revenue Code. The separate Series will comply with the accounting and disclosure requirement of Accounting Standards Codification (“ASC”) Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Series A-1, the master Series of the Company is taxed as a “partnership” or a “disregarded entity” for federal income tax purposes and will not make any election or take any action that could cause it to be separately treated as an association taxable as a corporation under Subchapter C of the Internal Revenue Code.

The Company has recorded a tax provision estimate for the Series Country Grammer and We The People based on taxable income incurred in 2022. No tax provision has been recorded for any other Series through June 30, 2022, as each is in a taxable loss position and no future tax benefits can be reasonably anticipated.

Revenue Recognition

ASC Topic 606, “Revenue from Contracts with Customers” establishes principles from reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the Company’s contracts to provide goods to customers. Revenues are recognized when control of the promised goods are transferred to a customer, in an amount that reflects the consideration that the Company expects for those goods. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligation under each of its agreements: 1) identify the contract with the customer, 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied. The Company generally recognizes revenues upon earning income from its horses at a point in time. Horse racing revenues are generally recorded on a net basis based on the lack of a controlling interest in the horse. The Company and Series are entitled to their share of the net earnings from a race.

Racehorse Management

Racehorse management includes horse related expenses such as insurance, photography, stables and training, transportation and veterinary.

Advertising Expenses

The Company expenses advertising costs as they are incurred.

Earnings per Membership Unit

Upon completion of an offering, each Series intends to comply with accounting and disclosure requirement of ASC Topic 260, “Earnings per Share.” For each Series, earnings per membership unit will be computed by dividing net income for that particular Series by the weighted average number of outstanding units in that particular Series during the period. For a period of net loss, basic and diluted earnings per unit are the same as the assumed exercise of stock options and warrants and the conversion of convertible debt are anti-dilutive.

Recent Accounting Pronouncements

The Financial Accounting Standards Board issues updates to amend the authoritative literature in ASC. There have been a number of updates to date that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable or (iv) are not expected to have a significant impact on the consolidated financial statements.

22

COMMONWEALTH THOROUGHBREDS, LLC

Notes to Consolidated Financial Statements, continued

NOTE 3 – RELATED PARTY TRANSACTIONS

On June 12, 2021, the Company executed a $53,623 note with the Manager to finance the purchase of a 33% interest in the filly, I Got A Gal. The note accrued interest of 1.58% and was due within 10 business days of the closing or termination of the Series I Got A Gal offering. As the offering proceeds did not entirely retire the note, the unpaid balance was converted into Series I Got A Gal units at the price per unit as sold in the offering.

The Manager paid a total of $8,990 and $594 of rent expense on behalf of the Company during the first six months of 2022 and the first six months of 2021. Additionally, the Manager incurred professional fees of $53,229 and $128,416 on behalf of the Company during the first six months of 2022, and first six months of 2021, respectively, to support the Company.

The Manager expects to maintain cash reserves funded from offering proceeds on behalf of each of the Company’s Series to cover the Series’ operating expenses.

During the six months ended June 30, 2022 and 2021, executives of the Manager provided services to the Company for no specific compensation at the Manager level or Company level. Management expects in the future these executive services will be compensated through the management fee (see Note 5).

During the six months ended June 30, 2022, the Manager forgave $12,500 of debt.

During the six months ended June 30, 2022 and 2021, the Company incurred offering costs associated with series offering of $52,323 and $0, respectively, with amounts ultimately remitted to the Manager.

During the six months ended June 30, 2022 and 2021, the Company incurred management fees associated with Series horse winnings of $101,223 and $0, respectively, with amounts ultimately remitted to the Manager.

As of June 30, 2022, the Company has recorded an advance of $26,250 and accrued fees to Manager of $119,512. The Company had no such balances at December 31, 2021.

NOTE 4 – THOROUGHBRED ASSETS

Name	Horse Asset plus Acquisition Cost at June 30, 2022	Less: Depreciation through June 30, 2022	Total
Series I Got A Gal	$56,214	$18,755	$37,459
Series Country Grammer	19,837	4,509	15,328
Series Pine Valley	18,005	3,384	14,621
Series Swing Shift	56,028	6,036	49,992
Series We The People	27,213	2,689	24,524
Total	$177,297	$35,373	$141,924

On January 12, 2022, Series Country Grammer and WinStar sold a 50% undivided interest in Country Grammer to Zedan Racing Stables Inc. (“Zedan”) for total consideration of $875,000. Following the sale, the ownership interests in Country Grammer are Zedan 50%; WinStar 35%; Commonwealth Thoroughbreds Series Country Grammer 14.7%, and the Manager 0.3%. The Company recorded a gain on sale of $244,000 on this transaction during the six-month period ended June 30, 2022 On February 26, 2022, Country Grammer placed second in the Saudi Cup which featured a $20 million purse. On March 26, 2022, Country Grammer won the Dubai World Cup which featured a $12 million purse. Country Grammer has collective earnings in 2022 of approximately $10.5 million from the two races. As a result, Series Country Grammer received approximately $1.1 million from the net race winnings during the first six months of 2022.

NOTE 5 – REVENUE, EXPENSE AND COST ALLOCATION METHODOLOGY

The Company distinguishes expenses and costs between those related to the purchase of a particular Thoroughbred asset and operating expenses related to the management of that asset.

Fees and expenses related to the purchase of an underlying Thoroughbred asset include the offering expenses, acquisition expenses, Brokerage Fee and Sourcing Fee.

23

COMMONWEALTH THOROUGHBREDS LLC

Notes to Consolidated Financial Statements, continued

Within operating expenses, the Company distinguishes between operating expenses incurred prior to the closing of an offering and those incurred after the close of an offering. Although these pre- and post- closing operating expenses are similar in nature and consist of expenses such as stabling, training, insurance and transportation, pre-closing operating expenses are borne by the Manager and may or may not be reimbursed by the Company or the economic members of the Series, as outlined within that particular Series Designation. Post-closing operating expenses are the responsibility of each Series and may be financed through (i) revenues generated by the Series or cash reserves at the Series; (ii) contributions made by the Manager, for which the Manager does not seek reimbursement; (iii) loans by the Manager, for which the Manager may charge a reasonable rate of interest; or (iv) issuance of additional Units in a Series.

Allocation of revenues and expenses and costs are made amongst the various Series in accordance with the Manager’s allocation policy. The Manager’s allocation policy requires items that are related to a specific Series be charged to that specific Series. Items not related to a specific Series are primarily held at the Commonwealth level with series expenses allocated to Series that close during the period, as stated in the Manager’s allocation policy and as reasonably determined by the Manager. The Manager may amend its allocation policy in its sole discretion from time to time.

NOTE 6 - DISTRIBUTIONS AND MANAGEMENT FEES

As compensation for identifying and exploring acquisition opportunities, conducting due diligence evaluations of potential Thoroughbred assets, negotiating, and structuring the terms and conditions of acquisitions and other related functions, the Manager will be paid a fee of up to 15% of the cost of acquiring the Thoroughbred Asset from the proceeds of each offering at closing.

As compensation for the services provided by the Manager, the Management Services Agreements for Series other than Series Country Grammer provide that, during a Series Thoroughbred’s racing career, the Manager will be paid a management fee equal to 10% of net winnings after fees customarily withheld from purses by the horsemen’s bookkeeper prior to distribution of net purses earned, which will become due and payable to the Manager when released by the track at which the race took place and the purse was earned. After the Series Thoroughbred retires from racing, the Manager will be paid a quarterly fee equal to 10% of any Free Cash Flow generated by the Series, payable at the time there is a distribution of Free Cash Flow to Unit Holders of the Series. For Series Country Grammer, the Manager is entitled to a quarterly fee equal to 10% of any Free Cash Flow generated by the Series, which will only become due and payable at the time there is a distribution of Free Cash Flow to Unit Holders of the Series.

The Management Agreements for future Series will provide for the following management fees:

●	A training management fee equal to 10% of the training expenses, payable from the offering proceeds at the time training expenses are incurred. The maximum amount of the management training fee is 10% of the amount reserved for payment of training expenses and working capital contingencies.

●	During a Series Thoroughbred’s racing career the Manager will be paid a fee equal to 10% of net winnings after fees customarily withheld from purses by the horsemen’s bookkeeper prior to distribution of net purses earned, which will become due and payable to the Manager when released by the track at which the race took place, and the purse was earned. The percentage will increase to 20% (excluding Series Country Grammer) once the aggregate amount of distributions to Series Unit holders from racing and asset sale activities equals the amount of offering proceeds received by the Series.

●	After the Series Thoroughbred retires from racing, the Manager will be paid a quarterly fee equal to a percentage of any Series Revenue generated by the Series, payable at the time there is a distribution of Series Revenue to Unit Holders of the Series, as described in Distribution Rights below. The percentage will be 10% until the aggregate amount of distributions to Series Unit holders from racing, breeding, and asset sale activities equals the amount of offering proceeds received by the Series, at which time the percentage will increase to 20%. “Series Revenue” means the cash received by the Series from racing, breeding, and asset sale activities.

NOTE 7 - MEMBER’S EQUITY

Series Subscriptions

As of June 30, 2022, gross subscriptions and units were as follows.

Series Name	Units Offered	Units Tendered	Units owned by Manager	Subscription Amount*
Series I Got A Gal	2,966	2,842	44	$142,100
Series Pine Valley	1,336	820	28	41,000
Series Country Grammer	2,277	1,942	52	97,100
Series Swing Shift	2,214	2,057	45	102,850
Series We The People	1,289	1,192	26	59,600
Total	10,082	8,853	195	$442,650

*Excludes distributions and closing costs.

24

COMMONWEALTH THOROUGHBREDS LLC

Notes to Consolidated Financial Statements, continued

The members of each of the Company’s Series have certain rights with respect to the membership series they are subscribed to. Each series generally holds a single Thoroughbred asset. A Series member is entitled to their pro rata share of the net profits derived from the Series asset after deduction of expense allocations and direct expenses attributable to the underlying series asset, based on their percentage of the total outstanding membership interest in that series.

In February 2022, the Company conducted multiple closings of the Series Swing Shift Offering, receiving offering proceeds of $102,850, issuing 2,057 Units, and acquiring a 9.3% interest in Swing Shift.

On February 22, 2022, the Company conducted an initial closing of the Series We The People Offering, accepting subscriptions in the amount of $59,600, issuing 1,192 Units, and acquiring a 9.3% interest in We The People.

On March 1, 2022, the Company elected to terminate the Series Winged Foot Offering. The Company did not solicit and received no subscriptions for Series Winged Foot Units, and the option expired.

NOTE 8 - MEMBER CONTRIBUTIONS

Member contributions primarily reflect the assumption of payables that support the Company’s operating results. Constructive payments made by the member on behalf of the Company have been included in the statement of cash flows as financing activities. The Company has treated the other member contributions as noncash activity to better reflect the actual cash movement that benefited the Company. The member contributions during the six months ended June 30, 2022 and 2021 are as follows:

	2022	2021 (unaudited)
Other operating expenses incurred by the member	$10,000	$96,304	(b)
Operating expenses paid directly by the member	46,912	71,174	(a)
Member cash contributions	6,779	-
Debt forgiveness	10,712	-
Total	$74,403	$167,478

(a)	Included in statements of cash flows.

(b)	Added back in operating section of the statements of cash flows to arrive at net cash used in operating activities.

NOTE 9 – SUBSEQUENT EVENTS

Management has evaluated subsequent events from June 30, 2022 through June 28, 2023, the date the consolidated financial statements were available to be issued. Based on this evaluation, other than the disclosure below, no additional material events were identified which require adjustment or disclosure in the consolidated financial statements.

On July 12, 2022, Swing Shift was sold at the 2022 Fasig-Tipton July HOAA sale for a gross sale price of $150,000.

On August 8, 2022, the Company acquired a 25% undivided in a Thoroughbred, Mage, from Marquee Bloodstock for a purchase price of $72,000.

On August 23, 2022, the Company acquired a 10% undivided interest in a Thoroughbred, Tshiebwe, from Winstar for a purchase price of $47,500.

On August 24, 2022, the Company acquired a 30% undivided interest in a Thoroughbred, Kissed by Fire, from Exline-Border Racing for a purchase price of $105,000.

On August 30, 2022, the Company acquired a 10% undivided interest in a Thoroughbred, Pensacola, from Winstar for a purchase price of $60,000.

On September 23, 2022, the Company acquired a 40% undivided interest in a yearling, Medaglia Filly, from Medallion Racing for a purchase price of $60,000. On that date, the Company also acquired a 30% undivided interest in a yearling, Constitution Filly, from Medallion Racing for a purchase price of $75,000.

On October 25, 2022, The Company acquired a 25% undivided interest in a Thoroughbred Filly, Tonasah ‘21, from Gandharvi, LLC for a price of $89,000.

25

COMMONWEALTH THOROUGHBREDS LLC

Notes to Consolidated Financial Statements, continued

On October 25, 2022, the Company acquired a 25% undivided interest in a Thoroughbred Filly, Tapicat ‘21, from Gandharvi, LLC for a price of $61,500.

In November, 2022, Pine Valley was sold at the 2022 Keeneland November HOAA sale for a gross sale price of $60,000. (Pro rata share to series was $3,341, a loss was recorded and proceeds were collected after December 31, 2022).

From January 4, 2023 through March 29, the Company completed a series of closings of the Series Mage Offering, accepting subscriptions in the amount of $163,850 and issuing 3,277 Units as of the date of this report, representing 95.6% of the maximum offering amounts. Offering proceeds were then used to pay 23.9% of the principal of the Company’s note to the Manager. The Manager acquired a 1.1% interest in Mage.

On January 18, 2023, the Company acquired a 20% undivided interest in Bipartisanship from Magna Carta LLC for a purchase price of $52,000.

In February 2023, the Company completed the Series Tshiebwe Offering, receiving offering proceeds of $104,700, or 99.97% of the maximum offering amount. Series Tshiebwe issuing 2,094 Units and acquired a 9.97% interest in Tshiebwe. Offering proceeds were then used to pay 99.97% of the principal of the Company’s note to the Manager, and the $350 unpaid balance was converted into 7 Units issued to the Manager.

On February 20, 2023, the Company held a closing of the Series Kissed by Fire Offering, receiving offering proceeds totaling $104,900, or 47.1% of the maximum offering amount. Series Kissed by Fire issued 2,098 Units and acquired an 11.77% interest in Kissed by Fire. Offering proceeds were then used to pay 47.1% of the principal of the Company’s note to the Manager.

On February 25, 2023, Country Grammer placed second in the Saudi Cup which featured a $20 Million purse.

On February 26, 2023, the Company held a closing of the Series Constitution Filly Offering, receiving offering proceeds of $183,600, or 93.9% of the maximum offering amount. Series Constitution Filly issued 3,672 Units and acquired a 23.5% interest in Constitution Filly. Offering proceeds were used to pay 95.82% of the principal of the Company’s note to the Manager.

On March 25, 2023, Country Grammer placed seventh in the Dubai World Cup which featured a $12 million purse.

On April 1, 2023, Mage placed second in the Florida Derby at Gulstream Park which featured a $1 million purse.

On April 15, 2023, I Got a Gal was sold at the 2023 Fasig-Tipton April HOAA sale for a gross sale price of $20,000.

On April 26, 2023, the Company acquired an option to purchase up to a 25% undivided interest in Justify `21 from Gandharvi. The target purchase price is $191,625. The option expires July 28, 2024.

On May 6, 2023, Mage won the Kentucky Derby at Churchill Downs which featured a $3 million purse.

On May 20, 2023, Mage placed third in the Preakness at Pimlico which featured a $1.6 million purse.

On June 13, 2023, the Company acquired a 25% undivided interest in the Thoroughbred Head Of The Class and issued a nonrecourse promissory note in the principal amount of $175,000 to the seller, WinStar Farm, LLC.

The Manager funded several acquisitions of Thoroughbred assets through loans to the Company that will be repaid through proceeds from the respective series. To the extent the proceeds from a series offering are not sufficient to repay the entire outstanding balance due on a convertible promissory note, the Manager may elect to convert the unpaid balance of the note into units of the series at the per unit offering price or to acquire the portion of the interest in the underlying Thoroughbred asset that was not acquired by the Series.

26

Report of Independent Auditors

Manager

Commonwealth Thoroughbreds LLC

Lexington, Kentucky

Opinion

We have audited the consolidated financial statements of Commonwealth Thoroughbreds LLC, and each listed Series, which comprise the consolidated balance sheets as of December 31, 2021 and 2020, the related consolidated statements of operations, changes in member’s equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements)

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Commonwealth Thoroughbreds LLC and each listed Series as of December 31, 2021 and 2020, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Commonwealth Thoroughbreds LLC and each listed Series and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About Commonwealth Thoroughbreds LLC’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that Commonwealth Thoroughbreds LLC and each listed Series will continue as a going concern. As discussed in Note 1 to the financial statements, Commonwealth Thoroughbreds LLC has suffered recurring losses from operations and has stated that substantial doubt exists about the Company’s and each listed Series’ ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Emphasis of Matter

The Company has changed the presentation of its financial statements in the accompanying financial statements to reflect individual Series’ results in a consolidating format. This change in presentation did not change the total consolidated results reflected in the 2021 and 2020 financial statements noted in our report dated July 22, 2022.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Commonwealth Thoroughbreds LLC’s and each listed Series ability to continue as a going concern within one year after the date that the financial statements are issued or available to be issued.

27

Manager

Commonwealth Thoroughbreds LLC

Report of Independent Auditors, continued

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Commonwealth Thoroughbreds LLC’s and each listed Series internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Commonwealth Thoroughbreds LLC’s and each listed Series ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

Lexington, Kentucky

June 28, 2023

28

COMMONWEALTH THOROUGHBREDS, LLC

Consolidated Balance Sheet as of December 31, 2021

Series	Country Grammer	I Got a Gal	Steinbeck	Pine Valley	Commonwealth	Consolidated
Assets
Current Assets
Cash	$37,634	$39,150	$12,925	$14,722	$7,638	$112,069
Accounts receivables	-	14,636	2,422	-	3,541	20,599
Other current assets	-	171	-	-	-	171
Total Current Assets	37,634	53,957	15,347	14,722	11,179	132,839
Long-term Assets
Thoroughbred assets, net	36,846	46,273	-	17,328	1,752	102,199
Total Assets	$74,480	$100,230	$15,347	$32,050	$12,931	$235,038

Liabilities and Member’s Equity
Current Liabilities
Accounts payable	$3,788	$3,830	$2,174	$984	$30,977	$41,753
Accrued interest - related party	-	469	-	-	866	1,335
Notes payable – related party	-	25,835	-	-	22,500	48,335
Total Current Liabilities	3,788	30,134	2,174	984	54,343	91,423
Member’s Equity
Membership interest	15,439	6,243	10,844	8,271	712,926	753,723
Subscription in series, net	77,232	61,296	38,771	32,182	-	209,481
Retained earnings (deficit)	(21,979)	2,557	(36,442)	(9,387)	(754,338)	(819,589)
Total Member’s Equity	70,692	70,096	13,173	31,066	(41,412)	143,615
TOTAL LIABILITIES AND MEMBER’S EQUITY	$74,480	$100,230	$15,347	$32,050	$12,931	$235,038

See accompanying report of independent auditors and notes to the consolidated financial statements.

29

COMMONWEALTH THOROUGHBREDS, LLC

Consolidated Balance Sheet as of December 31, 2020

Series
Assets
Current Assets
Cash	$8,017
Total Current Assets	8,017
Long-term Assets
Thoroughbred assets, net	20,471
Total Assets	28,488

Liabilities and Member’s Equity
Current Liabilities
Accrued interest - related party	$539
Notes payable – related party	27,500
Total Current Liabilities	28,039
Member’s Equity
Membership interest	463,409
Subscription in series’ net	-
Retained earnings (deficit)	(462,960)
Total Member’s Equity	449
TOTAL LIABILITIES AND MEMBER’S EQUITY	$28,488

*There were no series in 2020.

See accompanying report of independent auditors and notes to the consolidated financial statements.

30

COMMONWEALTH THOROUGHBREDS, LLC

Consolidated Statement of Operations for the Year Ended December 31, 2021

Series	Country Grammer	I Got a Gal	Steinbeck	Pine Valley	Commonwealth	Consolidated

Revenues	$-	$14,636	$1,177	$915	$7,102	$23,830
Operating Expenses
Racehorse management	3,301	1,473	1,037	1,354	77,853	85,018
Legal & professional fees	15,439	8,166	10,844	8,271	183,757	226,477
Loss (gain) on disposal	-	-	25,330	-	(4,114)	21,216
General and administrative	-	-	-	-	7,101	7,101
Depreciation	3,239	1,971	408	677	32,640	38,935
Total Operating Expenses	21,979	11,610	37,619	10,302	297,237	378,747
Operating Income/(Loss)	(21,979)	3,026	(36,442)	(9,387)	(290,135)	(354,917)
Interest expense	-	(469)	-	-	(1,407)	(1,876)
Other income	-	-	-	-	164	164
Net Income / (Loss)	$(21,979)	$2,557	$(36,442)	$(9,387)	$(291,378)	$(356,629)

Income (loss) per Membership Interest
Basic	$(11)	$2	$(36)	$(11)	n/a	n/a

Weighted Average Membership Interests
Basic	1,942	1,537	1,023	823	n/a	n/a

Net Gain (Loss) Per Unit:
Basic	n/a	n/a	n/a	n/a	n/a	$(7,133)

Weighted Number of Units Outstanding:
Basic	n/a	n/a	n/a	n/a	n/a	50

See accompanying report of independent auditors and notes to the consolidated financial statements.

31

COMMONWEALTH THOROUGHBREDS, LLC

Consolidated Statement of Operations for the Year Ended December 31, 2020

Series*

Revenues	$-
Operating expenses
Racehorse management	35,637
Legal & professional fees	87,883
General and administrative	4,201
Depreciation	10,393
Total Operating Expenses	138,114

Operating Income/(Loss)	(138,114)
Interest expense	(496)
Net Income / (Loss)	$(138,610)

Net Gain (Loss) Per Unit:
Basic	$(2,772)
Weighted Number of Units Outstanding:
Basic	50

*There were no series in 2020.

See accompanying report of independent auditors and notes to the consolidated financial statements.

32

COMMONWEALTH THOROUGHBREDS, LLC

Consolidated Statement of Cash Flows for the Year Ended December 31, 2021

Series	Country Grammer	I Got a Gal	Steinbeck	Pine Valley	Commonwealth	Consolidated
Operating Activities
Net income / (loss)	$(21,979)	$2,557	$(36,442)	$(9,387)	$(291,378)	$(356,629)
Adjustments to reconcile net loss to net cash provided by (used in) operations:
Loss (gain) on disposal of Thoroughbreds	-	-	25,330	-	(4,114)	21,216
Member contribution	15,439	6,243	10,844	8,271	156,205	197,002
Depreciation	3,239	1,971	408	677	32,640	38,935
Increase (Decrease) in cash due to changes in:
Operating assets and liabilities	1,956	(4,075)	(12,351)	164	31,955	17,649
Net cash provided by (used in) operating activities:	(1,345)	6,696	(12,211)	(275)	(74,692)	(81,827)

Investing Activities
Purchase of Thoroughbred Assets	(40,085)	(2,590)	(29,658)	(18,005)	-	(90,338)
Proceeds from Sale of Thoroughbred Asset	-	-	15,000	-	1,245	16,245
Net cash (used in) provided by investing activities	(40,085)	(2,590)	(14,658)	(18,005)	1,245	(74,093)

Financing Activities
Payments on notes payable – related parties	-	(27,788)	-	-	(5,000)	(32,788)
Subscriptions received in series, net	79,064	62,832	39,794	33,002	-	214,692
Member contributions	-	-	-	-	78,068	78,068
Net cash provided by financing activities	79,064	35,044	39,794	33,002	73,068	259,972

Net cash increase (decrease) for the year	37,634	39,150	12,925	14,722	(379)	104,052
Cash at beginning of year	-	-	-	-	8,017	8,017
Cash at end of year	$37,634	$39,150	$12,925	$14,722	$7,638	$112,069

Thoroughbred assets obtained through notes payable	$-	$53,623	$-	$-	$73,500	$127,123
Related party debt and accrued interest removed through equity					15,244	15,244
Offering expenses included in accounts payable	1,832	1,536	1,023	820	-	5,211

See accompanying report of independent auditors and notes to the consolidated financial statements.

33

COMMONWEALTH THOROUGHBREDS, LLC

Consolidated Statement of Cash Flows for the Year Ended December 31, 2020

Operating Activities
Net income / (loss)	$(138,610)
Adjustments to reconcile net loss to net cash used in operations:
Member contribution	30,076
Depreciation	10,393
Increase (Decrease) in cash due to changes in:
Operating assets and liabilities	487
Net cash provided by (used in) operating activities:	(97,654)
Investing Activities
Capital expenditure	(1,500)
Net cash (used in) provided by investing activities	(1,500)

Financing Activities
Member contributions	105,115
Net cash provided by financing activities	105,115
Net cash increase (decrease) for the year	5,961
Cash at beginning of year	2,056
Cash at end of year	$8,017

Thoroughbred assets obtained through notes payable	$20,000

See accompanying report of independent auditors and notes to the consolidated financial statements.

34

COMMONWEALTH THOROUGHBREDS, LLC

Consolidated Statement of Changes in Members’ Equity for the Year Ended December 31, 2021

	Series	Country Grammer	I Got a Gal	Steinbeck	Pine Valley	Commonwealth	Consolidated
Balance January 1, 2021	Membership Interest	$-	$-	$-	$-	$463,409	$463,409
	Member Contribution	15,439	6,243	10,844	8,271	249,517	290,314
Balance December 31, 2021	Membership Interest	$15,439	$6,243	$10,844	$8,271	$712,926	$753,723

Balance January 1, 2021	Subscription in Series, net	$-	$-	$-	$-	$-	$-
	Subscriptions received in series, net of offering expenses	77,232	61,296	38,771	32,182	-	209,481
Balance December 31, 2021	Subscription in Series, Net	$77,232	$61,296	$38,771	$32,182	$-	$209,481

Balance January 1, 2021	Retained Earnings (Deficit)	$-	$-	$-	$-	$(462,960)	$(462,960)
	Net Income (loss)	(21,979)	2,557	(36,442)	(9,387)	(291,378)	(356,629)
Balance December 31, 2021	Retained Earnings (Deficit)	$(21,979)	$2,557	$(36,442)	$(9,387)	$(754,338)	$(819,589)

Balance January 1, 2021	Total Equity	$-	$-	$-	$-	$449	$449
	Changes noted above	70,692	70,096	13,173	31,066	(41,861)	143,166
Balance December 31, 2021	Total Equity	$70,692	$70,096	$13,173	$31,066	$(41,412)	$143,615

See accompanying report of independent auditors and notes to the consolidated financial statements.

35

COMMONWEALTH THOROUGHBREDS, LLC

Consolidated Statement of Changes in Members’ Equity for the Year Ended December 31, 2020

Balance, December 31, 2019		$3,868
	Member contribution	135,191
	Net loss	(138,610)
Balance, December 31, 2020		$449

See accompanying report of independent auditors and notes to the consolidated financial statements.

36

COMMONWEALTH THOROUGHBREDS, LLC

Notes to Consolidated Financial Statements

NOTE 1 - NATURE OF OPERATIONS

Description of Organization and Business Operations

Commonwealth Thoroughbreds LLC (the “Company”) is a Delaware series limited liability company formed on June 12, 2019, and headquartered in Lexington, Kentucky. Commonwealth Markets Inc. is the sole owner of units of membership interest of the Company. The Company was formed to engage in the business of acquiring and managing Thoroughbred racehorses and related equine breeding and sales activities. The Company creates several separate Series of membership interests (the “Series” or “Series”), and different Thoroughbred assets are owned by separate Series, and that the assets and liabilities of each Series are separate in accordance with Delaware law. Investors acquire units of membership interest (“Units”) of a Series and are entitled to share in the return of that particular Series but are not entitled to share in the return of any other Series.

Commonwealth Markets Inc. (the “Manager”), a Delaware corporation formed on January 10, 2019, is a technology and marketing company that operates the Commonwealth Platform and App (“the Platform”). The Manager manages the Company, the assets owned by the Company and the assets of each Series.

The Company sells Units in several separate and individual Series of the Company. Investors in any Series acquire a proportional share of the assets, income and liabilities pertaining to a particular Series. The Manager has the authority to conduct the ongoing operations of each Series in accordance with the Company’s limited liability company agreement, as amended and restated from time to time (the “Operating Agreement”). Unit holders have only the limited voting and management rights provided in the Operating Agreement or required by law.

Going Concern and Capital Resources

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated profits since inception through December 31, 2021. The Company has a net loss of $356,629 for the year ended December 31, 2021 and has retained deficit of $819,589 as of December 31, 2021. The Company lacks liquidity to satisfy obligations as they come due.

Through December 31, 2021, minimal revenues have been generated through the utilization of underlying Thoroughbred assets. See Note 7 for subsequent sales activity.

From inception, the Company has financed business activities through capital contributions from the Manager or its affiliates. The Company and each Series expect to continue to have access to ample capital financing from the Manager going forward. Until such time as the Series have the capacity to generate cash flows from operations, the Manager may cover any deficits through additional capital contributions or the issuance of additional Units in any individual Series. In addition, parts of the proceeds of future offerings may be used to create reserves for future Operating Expenses for individual Series at the sole discretion of the Manager.

The Company’s and Series’ ability to continue depends upon management’s plan to raise additional funds, capital contributions from the Manager and the ability to achieve profitable operations. These factors, among others, raise substantial doubt about the ability of the Company and each listed Series to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments that might be necessary if the Company or any Series are not able to continue as a going concern.

Offerings

The Company’s offerings are described in the Offering Circular included in the Offering Statement on Form 1-A POS filed with the SEC. Proceeds from the offerings will be used to repay the respective loans or options used to acquire the Thoroughbred assets (See Notes 2 and 3) and pay for other offering related fees and expenses. These will include a one-time FINRA fee of $10,000 as well as a $1,000 1-A POS fee per Series with a 1% of the amount raised in the offering (excluding any Units purchased by the Manager or its affiliates) payable to the clearing broker upon completion of the offering.

37

COMMONWEALTH THOROUGHBREDS, LLC

Notes to Consolidated Financial Statements

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP). In the opinion of management, all adjustments considered necessary for the fair presentation of the consolidated financial statements for the years presented have been included.

Any offerings that close of the date of the financial statements are issued under Tier 2 of Regulation A and qualified under an offering statement. As such, upon the closing of the Series, separate financial statements are presented for each such Series, and each is consolidated in the financial statements of the Company after eliminating inter-company balances and transactions, if any.

In the consolidated financials statements, the Commonwealth column includes all transactions non-series related including legal, travel, organization and Commonwealth Thoroughbreds share of racehorse expenses like percentage of offerings not closed and horses that have not been series offered.

In the attached consolidated financial statements, the Company has changed its presentation from previously filed financial statements. Each Series’ net financial position, operating results and cash flow are now presented separately. The consolidated results have not changed from the results previously filed for the periods presented. The results for the year ended December 31, 2020 did not contain any Series activity.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting year.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near-term due to one or more future confirming events. Accordingly, the actual results could differ significantly from Company estimates.

Risks and Uncertainties

The Company has a limited operating history. The Company’s business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include: recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company’s financial condition and the results of its operations.

Cash

The Company considers short-term, highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of funds held in the Company’s checking account.

Receivables and Credit Policy

Account receivables from customers are uncollateralized customers obligations due under normal trade terms. Account receivables are stated at the amount due from race winnings and horse sales. Payments of account receivables are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoice. The Company, by policy, routinely assesses the financial strength of its customers. As a result, the Company believes that its accounts receivable credit risk exposure is limited, and it has not experienced significant write-downs in its accounts receivable balances. As of December 31, 2021 and 2020, the Company had no allowance against its accounts receivable.

Offering Expenses

Offering Expenses relate to the offering for a specific Series and consist of underwriting, legal, accounting, escrow, compliance, filing and other expenses incurred through the balance sheet date that are directly related to a proposed offering and will generally be charged to member’s equity upon the completion of the proposed offering. Offering expenses that are incurred prior to the closing of an offering for that Series are being funded by the Manager and will generally be reimbursed through the proceeds of the offering related to the Series. The Manager has agreed to limit the reimbursement of offering expenses by each Series to no more than 10% of the offering proceeds. Should the proposed offering prove to be unsuccessful, these costs, as well as additional expenses to be incurred, will be charged to the Manager.

38

COMMONWEALTH THOROUGHBREDS, LLC

Notes to Consolidated Financial Statements

In addition to the discrete Offering Expenses related to a particular Series, the Manager has also incurred legal, accounting and compliance expenses to set up the legal and financial framework and compliance infrastructure for the marketing and sale of all subsequent offerings. The Manager will receive an Organizational Fee equal to 3.0% of the proceeds received from the offering of each Series of units as reimbursement for these expenses.

Operating Expenses

Operating Expenses related to a particular horse include stabling, training, insurance, transportation (other than the initial transportation from the horse’s location to the Manager’s boarding facility prior to the offering, which is treated as an “Acquisition Expense”, as defined below), maintenance, annual audit and legal expenses and other equine-specific expenses as detailed in the Manager’s Allocation Policy. The Company distinguishes between pre-closing and post-closing Operating Expenses. Operating Expenses are expensed as incurred.

Except as disclosed with respect to any future Series offering, expenses of this nature that are incurred prior to the closing of an offering of Series are funded by the Manager and are not reimbursed by the Company, Series or economic members. These are accounted for as capital contributions by the Manager for expenses related to the business of the Company or a Series.

Upon closing of an offering, a Series becomes responsible for these expenses and finances them either through revenues generated by a Series or available cash reserves at the Series. Should revenues or cash reserves not be sufficient to cover Operating Expenses the Manager may (a) pay such Operating Expenses and not seek reimbursement, (b) loan the amount of the Operating Expenses to the Series at a reasonable rate of interest and be entitled to reimbursement of such amount from future revenues generated by the Series (“Operating Expenses Reimbursement Obligation(s)”), and/or (c) cause additional units to be issued in order to cover such additional amounts. Operating expenses incurred prior to the offering’s closing will be borne by the Manager and not reimbursed.

Thoroughbred Assets

Thoroughbred assets are recorded at cost. The cost of the Thoroughbred includes the purchase price, including any deposits paid by the Manager and “Acquisition Expenses”, including transportation of the asset to the Manager’s stables, pre-purchase medical examinations, pre-offering expenses, and other costs detailed in the Manager’s Allocation Policy.

On March 27, 2021, the Company acquired an option to purchase up to a 30% undivided interest in a Thoroughbred, Country Grammer, from WinStar Farm, LLC (WinStar). On September 24, 2021, the Company completed a closing of the Series Country Grammer Offering, accepting subscriptions in the amount of $97,100 and issuing 1,942 Units, representing approximately 85.3% of the maximum offering amounts. Offering proceeds were used to purchase a 28.6% interest in Country Grammer for $35,821 (exclusive acquisition expenses).

On June 12, 2021, the Company executed a $53,623 note (see Note 3) with the Manager to finance the purchase of a 33% interest in the filly I Got a Gal. Series I Got a Gal conducted closings on November 29, 2021, January 19, 2022, and February 24, 2022 in the amounts of $76,850, $34,200, $26,650, respectively, totaling $142,100 or 95.8% of the maximum offering amount. Offering proceeds were used to pay 95.8% of the principal of the note, and the $3,850 unpaid balance was converted into 77 Units of Series I Got A Gal issued to the Manager.

On August 16, 2021, the Company acquired options to purchase up to a 10% undivided interest in each of the following five two-year old colts from WinStar: Pine Valley, Steinbeck, Swing Shift, We The People, and Winged Foot (see Note 7).

On November 22, 2021, the Company closed the Series Pine Valley Offering, accepting subscriptions in the amount of $41,000, issuing 820 Units, and acquiring a 6.1% interest in Pine Valley for $16,471 (exclusive acquisition expenses).

Also on November 22, 2021, the Company closed the Series Steinbeck Offering, accepting subscriptions in the amount of $51,150, issuing 1,023 Units, and acquiring a 4.15% interest in Steinbeck. On December 26, 2021, Steinbeck, the Series’ only asset, was claimed in a claiming race and sold for the $30,000 claiming price. The funds remaining after payment of acquisition and offering expenses and post-closing expenses will be made available for distribution to Series Steinbeck Unit holders in accordance with the Company’s distribution policy (see Note 7).

39

COMMONWEALTH THOROUGHBREDS, LLC

Notes to Consolidated Financial Statements

As of December 31, 2021, the Company has the following Thoroughbred Assets:

Name	Horse Asset plus Acquisition Cost	Less: Depreciation through December 31, 2021	Total
Commonwealth	$10,600	8,848	$1,752
Series I Got A Gal	56,214	9,941	46,273
Series Country Grammer	40,085	3,239	36,846
Series Pine Valley	18,005	677	17,328
Total	$124,904	$22,705	102,199

As of December 31, 2020, the Company had Thoroughbred asset costs and accumulated depreciation of $32,100 and $11,629, respectively.

Depreciation is provided using the straight-line method based on useful lives of the asset. Thoroughbred assets are depreciated using the straight-line method over 36 months with no estimated salvage value. A horse is treated as placed in service upon its acquisition by the Company. The Company reviews the carrying value of Thoroughbred assets for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the use of the property, and the effects of health, demand, competition, and other economic factors. When a horse is sold or retired, the cost and related accumulated depreciation are removed and the resultant gain or loss is reflected in income.

Revenue Recognition

ASC Topic 606, “Revenue from Contracts with Customers” establishes principles from reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the Company’s contracts to provide goods to customers. Revenues are recognized when control of the promised goods are transferred to a customer, in an amount that reflects the consideration that the Company expects for those goods. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligation under each of its agreements: 1) identify the contract with the customer, 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied. The Company generally recognizes revenues upon earning income from its horses at a point in time. Horse racing revenues are generally recorded on a net basis based on the lack of a controlling interest in the horse. The Company and Series are entitled to their share of the net earnings from a race.

Racehorse Management

Racehorse management includes horse related expenses such as insurance, photography, stables and training, transportation and veterinary.

Advertising Expenses

The Company expenses advertising costs as they are incurred.

Income Taxes

The Company intends that the separate Series will elect and qualify to be taxed as a corporation under the Internal Revenue Code. The separate Series will comply with the accounting and disclosure requirement of Accounting Standards Codification (ASC) Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

No tax provision has been recorded for any Series through the balance sheet date as each is in a taxable loss position and no future tax benefits can be reasonably anticipated.

The master Series of the Company intends to be taxed as a “partnership” or a “disregarded entity” for federal income tax purposes and will not make any election or take any action that could cause it to be separately treated as an association taxable as a corporation under Subchapter C of the Internal Revenue Code.

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COMMONWEALTH THOROUGHBREDS, LLC

Notes to Consolidated Financial Statements

Earnings per Membership Unit

For a period of net loss, basic and diluted earnings per unit are the same as the assumed exercise of stock options and warrants and the conversion of convertible debt are anti-dilutive.

Recent Accounting Pronouncements

The Financial Accounting Standards Board issues updates to amend the authoritative literature in ASC. There have been a number of updates to date that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable or (iv) are not expected to have a significant impact on the consolidated financial statements.

NOTE 3 – RELATED PARTY TRANSACTIONS

On August 20, 2019, the Company acquired the Thoroughbred asset to be assigned to series TF2019 from a principal executive of the Manager in exchange for a convertible promissory note in the principal amount of $7,500, which accrues interest at a rate of 1.91% per annum. As of both December 31, 2021 and 2020, the Company owed $7,500.

On January 16, 2020, the Company acquired a 75% interest in Biko for a purchase price of $20,000. The Manager loaned the $20,000 purchase price to the Company with a 1.69% interest rate (see Note 7). As of December 31, 2021 and 2020, the Company owed $15,000 and $20,000, respectively.

On June 8, 2021, the Company acquired a 100% interest in three Thoroughbreds from affiliates of the Manager:

● Scat Lady, a 2014 mare by Scat Daddy out of It’s About Midnight by Distorted Humor (Scat Lady) was acquired from Chase Chamberlin in exchange for a $55,000 promissory note. Scat Daddy is also the sire of 2019 Triple Crown winner Justify;

● An unnamed yearling colt by Commissioner out of Scat Lady by Scat Daddy (CS2020) was acquired from Chase Chamberlin in exchange for a $13,500 promissory note;

● An unnamed yearling colt by Commissioner out of Timido by Gio Ponti (CT2020) was acquired from Brian Doxtator in exchange for a $5,000 promissory note;

The purchase price of each Thoroughbred was based on a valuation conducted by an independent appraiser engaged by the Company. The appraised fair market values ranged from $50,000 to $60,000 for Scat Lady, $12,000 to $15,000 for CS2020, and $4,000 to $6,000 for CT2020. The parties set the purchase price for each Thoroughbred at the midpoint of the valuation range.

Each note bears interest at the Applicable Federal Rate at such note’s date of execution. Each note described above has been forgiven as of December 31, 2021 with each horse returned. The Company recorded the net result as a $15,244 member contribution in 2021.

On June 12, 2021, the Company executed a $53,623 note with the Manager to finance the purchase of a 33% interest in the filly, I Got a Gal. The note bears interest of 1.58% and is due within 10 business days of the closing or termination of the Series I Got A Gal offering. If the applicable offering proceeds are not sufficient to retire the note, any unpaid balance will be converted into Series I Got a Gal Units at the price per unit as sold in the offering. As of December 31, 2021, the Company owed $25,835.

Professional fees of $226,447 and $87,883 were incurred at the Manager level in 2021 and 2020 respectively to support the Company. The Manager will not seek reimbursement.

The Manager maintains cash reserves funded from offering proceeds on behalf of each of the Company’s Series to cover the Series’ operating expenses.

During 2020 and 2021 executives of the Manager provided services to the Company for no compensation at the Manager level or Company level. Management expects in the future these executive services will be compensated through the management fee agreement (see Note 5).

During 2021 and 2020, the Company incurred offering expenses associated with Series offerings of $48,747 and $0, respectively, with amounts remitted to the Manager.

During 2021 and 2020, the Company incurred acquisition expenses associated with Series offerings of $10,464 and $0, respectively, with amounts remitted to the Manager.

41

COMMONWEALTH THOROUGHBREDS, LLC

Notes to Consolidated Financial Statements

NOTE 4 – REVENUE, EXPENSE AND COST ALLOCATION METHODOLOGY, CONTINUED

The Company distinguishes expenses and costs between those related to the purchase of a particular Thoroughbred asset and Operating Expenses related to the management of that asset.

Fees and expenses related to the purchase of an underlying Thoroughbred asset include the Offering Expenses, Acquisition Expenses, Brokerage Fee and Sourcing Fee.

Within Operating Expenses, the Company distinguishes between Operating Expenses incurred prior to the closing of an offering and those incurred after the close of an offering. Although these pre- and post- closing Operating Expenses are similar in nature and consist of expenses such as stabling, training, insurance and transportation, pre-closing Operating Expenses are borne by the Manager and may or may not be reimbursed by the Company or the economic members of the Series, as outlined within that particular Series Designation. Post-closing Operating Expenses are the responsibility of each Series and may be financed through (i) revenues generated by the Series or cash reserves at the Series; (ii) contributions made by the Manager, for which the Manager does not seek reimbursement; (iii) loans by the Manager, for which the Manager may charge a reasonable rate of interest; or (iv) issuance of additional Units in a Series.

Allocation of revenues and expenses and costs are made amongst the various Series in accordance with the Manager’s allocation policy. The Manager’s allocation policy requires items that are related to a specific Series be charged to that specific Series. Items not related to a specific Series are primarily held at the Commonwealth level with series expenses allocated to Series that close during the period, as stated in the Manager’s allocation policy and as reasonably determined by the Manager. The Manager may amend its allocation policy in its sole discretion from time to time.

NOTE 5 - DISTRIBUTIONS AND MANAGEMENT FEES

As compensation for identifying and exploring acquisition opportunities, conducting due diligence evaluations of potential Thoroughbred assets, negotiating, and structuring the terms and conditions of acquisitions and other related functions, the Manager will be paid a fee of up to 15% of the cost of acquiring the Thoroughbred Asset from the proceeds of each offering at closing.

As compensation for the services provided by the Manager under the Management Agreement, the Manager will be paid a semi-annual fee equal to:

●	10% of any Free Cash Flow (as defined below) generated by the Series, until such time as Investors have received a return of their invested capital;
●	20% of any Free Cash Flow generated by the Series from racing activities thereafter; and

As compensation for the services provided by the Manager, the Management Services Agreements for Series other than Series Country Grammer provide that, during a Series Thoroughbred’s racing career, the Manager will be paid a fee equal to 10% of net winnings after fees customarily withheld from purses by the horsemen’s bookkeeper prior to distribution of net purses earned, which will become due and payable to the Manager when released by the track at which the race took place and the purse was earned. During 2021, a management fee of $1,673 has been incurred. After the Series Thoroughbred retires from racing, the Manager will be paid a quarterly fee equal to 10% of any Free Cash Flow generated by the Series, payable at the time there is a distribution of Free Cash Flow to Unit Holders of the Series, as described in Distribution Rights below.

For Series Country Grammer, the Manager will be paid a quarterly fee equal to 10% of any Free Cash Flow generated by the Series, which will only become due and payable at the time there is a distribution of Free Cash Flow to Unit Holders of the Series

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COMMONWEALTH THOROUGHBREDS, LLC

Notes to Consolidated Financial Statements

NOTE 6 - Member’s Equity

Series Subscriptions

Series Name	Units Offered	Units Tendered	Subscription Amount
Series Steinbeck (See Note 7)	2,465	1,023	$51,150
Series I Got A Gal	2,966	1,537	76,850
Series Pine Valley	1,336	820	41,000
Series Country Grammer	2,277	1,942	97,100
Total	9,044	5,322	$266,100

The Company has received membership subscriptions for the following Series as of December 31, 2021.

The members of each of the Company’s series have certain rights with respect to the membership series they are subscribed to. Each series generally holds a single horse asset. A series member is entitled to their pro rata share of the net profits derived from the horse asset held in that series after deduction of expense allocations and direct expenses attributable to the underlying horse asset, based on their percentage of the total outstanding membership interest in that series.

MEMBER CONTRIBUTIONS

Member contributions primarily reflect the assumption of payables that support the Company’s operating results. Constructive payments made by the Member on behalf of the Company have been included in the statements of cash flows as financing activities. The Company has treated the other member contributions as noncash activity to better reflect the actual cash movement that benefited the Company. The member contributions during 2021 and 2020 are as follows:

	2021	2020
Financing cash contributions	$22,500	$53,445	(a)
Other operating expenses incurred by the member	197,002	30,076	(b)
Operating expenses paid directly by the member	55,568	51,670	(a)
Forgiveness of notes payable (Note 3)	15,244	–
Total	$290,314	$135,191

(a)	Included in statements of cash flows.
(b)	Added back in operating section of the statements of cash flows to arrive at net cash used in operating activities.

NOTE 7 – SUBSEQUENT EVENTS

Management has evaluated subsequent events from December 31, 2021, through June 28, 2023, the date the consolidated financial statements were available to be issued. Based on this evaluation, other than the disclosure below, no additional material events were identified which require adjustment or disclosure in the consolidated financial statements.

In January 2022, the Company closed out Series Steinbeck (See Notes 2 and 6) and began the distribution process. The proceeds were made available pursuant to the Distribution Policy.

43

COMMONWEALTH THOROUGHBREDS, LLC

Notes to Consolidated Financial Statements

On January 12, 2022, the Company and WinStar entered into an Agreement of Purchase and Sale with Zedan Racing Stables Inc., which acquired an undivided 50% interest in Country Grammer. The purchase price was $875,000, with Zedan responsible for paying any taxes arising from the transaction. Series Country Grammer and Commonwealth Markets together conveyed an undivided 15% of total ownership, and WinStar conveyed an undivided 35.7% of total ownership. As a result of the sale, the ownership interests in Country Grammer are Zedan 50%; WinStar 35.7%; Commonwealth Thoroughbreds Series Country Grammer 14.7%; and Commonwealth Markets 0.3%.

On January 26, 2022, the Biko related note payable (see Note 3) had a subsequent payment amount of $10,000 paid by the Manager.

In February 2022, the Company conducted multiple closings of the Series Swing Shift Offering, receiving offering proceeds of $102,850, issuing 2,057 Units, and acquiring a 9.3% interest in Swing Shift.

On February 22, 2022, the Company conducted a closing of the Series We The People Offering, accepting subscriptions in the amount of $59,600, issuing 1,192 Units, and acquiring a 9.3% interest in We The People.

On March 1, 2022, the Company elected to terminate the Series Winged Foot Offering. The Company did not solicit and received no subscriptions for Series Winged Foot Units, and the option expired.

On March 26, 2022, Country Grammer won the Dubai World Cup which featured a $12 million purse. Country Grammer has collective earnings in 2022 of approximately $10.5 million from two races. The Series Country Grammer received approximately $1.1 million from the net race winnings in 2022.

On July 12, 2022, Swing Shift was sold at the 2022 Fasig-Tipton July HOAA sale for a gross sale price of $150,000.

On August 8, 2022, the Company acquired a 25% undivided in a Thoroughbred, Mage, from Marquee Bloodstock for a purchase price of $72,500.

On August 23, 2022, the Company acquired a 10% undivided interest in a Thoroughbred, Tshiebwe, from Winstar for a purchase price of $47,500.

On August 24, 2022, the Company acquired a 30% undivided interest in a Thoroughbred, Kissed by Fire, from Exline-Border Racing for a purchase price of $105,000.

On August 30, 2022, the Company acquired a 10% undivided interest in a Thoroughbred, Pensacola, from Winstar for a purchase price of $60,000.

On September 23, 2022, the Company acquired a 40% undivided interest in a yearling, Medaglia Filly, from Medallion Racing for a purchase price of $60,000. On that date, the Company also acquired a 30% undivided interest in a yearling, Constitution Filly, from Medallion Racing for a purchase price of $75,000.

In November 2022, Pine Valley was sold at the 2022 Keeneland November HOAA sale for a gross sale price of $60,000. Pro rata share to Series Pine Valley was $3,341, a loss was recorded, and proceeds were collected after December 31, 2022.

From January 4, 2023, through March 29, the Company completed a series of closings of the Series Mage Offering, accepting subscriptions in the amount of $163,850 and issuing 3,277 Units as of the date of this report, representing 95.6% of the maximum offering amounts. Offering proceeds were then used to pay 23.9% of the principal of the Company’s note to the Manager. The Manager acquired a 1.1% interest in Mage.

On January 18, 2023, the Company acquired a 20% undivided interest in Bipartisanship from Magna Carta LLC for a purchase price of $52,000.

In February 2023, the Company completed the Series Tshiebwe Offering, receiving offering proceeds of $104,700, or 99.97% of the maximum offering amount. Series Tshiebwe issuing 2,094 Units and acquired a 9.97% interest in Tshiebwe. Offering proceeds were then used to pay 99.97% of the principal of the Company’s note to the Manager, and the $350 unpaid balance was converted into 7 Units issued to the Manager.

On February 20, 2023, the Company held a closing of the Series Kissed by Fire Offering, receiving offering proceeds totaling $104,900, or 47.1% of the maximum offering amount. Series Kissed by Fire issued 2,098 Units and acquired an 11.77% interest in Kissed by Fire. Offering proceeds were then used to pay 47.1% of the principal of the Company’s note to the Manager.

On February 25, 2023, Country Grammer placed second in the Saudi Cup which featured a $20 Million purse.

On February 26, 2023, the Company held an interim closing of the Series Constitution Filly Offering, receiving offering proceeds of $183,600, or 93.9% of the maximum offering amount. Series Constitution Filly issued 3,672 Units and acquired a 23.5% interest in Constitution Filly. Offering proceeds were used to pay 95.82% of the principal of the Company’s note to the Manager.

On March 25, 2023, Country Grammer placed seventh in the Dubai World Cup which featured a $12 million purse.

On April 1, 2023, Mage placed second in the Florida Derby at Gulstream Park which featured a $1 million purse.

On April 15, 2023, I Got a Gal was sold at the 2023 Fasig-Tipton April HOAA sale for a gross sale price of $20,000.

On April 26, 2023, the Company acquired an option to purchase up to a 25% undivided interest in Justify `21 from Gandharvi. The target purchase price is $191,625. The option expires July 28, 2024.

On May 6, 2023, Mage won the Kentucky Derby at Churchill Downs which featured a $3 million purse.

On May 20, 2023, Mage placed third in the Preakness at Pimlico which featured a $1.6 million purse.

On June 13, 2023, the Company acquired a 25% undivided interest in the Thoroughbred Head Of The Class and issued a nonrecourse promissory note in the principal amount of $175,000 to the seller, WinStar Farm, LLC.

The Manager funded several acquisitions of Thoroughbred assets through loans to the Company that will be repaid through proceeds from the respective series. To the extent the proceeds from a series offering are not sufficient to repay the entire outstanding balance due on a convertible promissory note, the Manager may elect to convert the unpaid balance of the note into units of the series at the per unit offering price or to acquire the portion of the interest in the underlying Thoroughbred asset that was not acquired by the Series.

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ITEM 8. EXHIBITS

Exhibit Index

Exhibit 11.1 – Consent of Dean Dorton Allen Ford, PLLC *

* Filed herewith.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 29, 2023	COMMONWEALTH THOROUGHBREDS LLC

	By:	Commonwealth Markets Inc., its Manager

	By:	/s/ Brian Doxtator
	Name:	Brian Doxtator
	Title:	Chief Executive Officer

Pursuant to the requirements of Regulation A, this amendment has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Brian Doxtator		Chief Executive and Chief Financial Officer of Commonwealth Markets Inc.	June 29, 2023
Name:	Brian Doxtator	(Principal Executive Officer and Principal Financial Officer)

/s/ Chase Chamberlin		Head of Equine Operations of Commonwealth Markets Inc.	June 29, 2023
Name:	Chase Chamberlin

COMMONWEALTH MARKETS INC.

By:	/s/ Brian Doxtator	Manager	June 29, 2023
Name:	Brian Doxtator
Title:	Chief Executive and Chief Financial Officer

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